Exhibit 99.1

Ramco-Gershenson Properties Trust Reports Results for Second Quarter 2004

Financial Results:

•	Diluted FFO per share of $0.56

•	Diluted FFO of $11.2 million

•	Total revenues of $30.3 million

•	Income from continuing operations of $3.5 million

•	Diluted EPS from continuing operations of $0.15

•	Completed $52.1 million public offering of 1.9 million Series C Preferred Shares

•	$0.42 per common share regular quarterly dividend paid July 1, 2004

Operating Highlights:

•	Commenced development of 400,000 square foot Gaines Marketplace in Grand Rapids, MI

•	Announced Wal-Mart expansion to Superstore and addition of 31,000 square foot Ross Dress for Less at Northwest Crossing in Knoxville, TN

•	Announced redevelopment of Cox Creek Plaza to include Home Depot in Florence, AL

•	Announced Kroger Supermarket expansion at recently acquired Livonia Plaza in Livonia, MI

•	Signed Staples lease at Southfield Plaza in Southfield, MI

•	Opened 23 new stores at rental rates of $11.39 per square foot

•	Renewed 11 non-anchor leases at rental rates 15.0% above prior rents paid

•	Debt to Market Capitalization Ratio of 46.2%

SOUTHFIELD, Mich., July 22, 2004 — Ramco-Gershenson Properties Trust (NYSE:RPT) announced today results for the second quarter and six months ended June 30, 2004.

Financial Results

For the three months ended June 30, 2004, diluted Funds from Operations (FFO) increased 94.9% or $5,441,000 to a total of $11,177,000 compared with $5,736,000 for the three months ended June 30, 2003. On a per share basis FFO per diluted share increased 55.6% or $0.20 to $0.56 in 2004, compared with $0.36 in 2003. Excluding the one time, non-cash charge of $0.19 taken in the second quarter last year for the write-off of the Kmart straight line rent receivable at Tel-Twelve, FFO increased 1.8% or $0.01 for the quarter. Total revenues increased 20.0% or $5,034,000, to a total of $30,262,000, compared with $25,228,000 in 2003. Income from continuing operations increased $4,065,000 to a total of $3,494,000, compared with $(571,000) in 2003. On a diluted earnings per share basis, income from continuing operations increased from $(0.09) in 2003 to $0.15 in 2004.

For the six months ended June 30, 2004, diluted Funds from Operations (FFO) increased 57.9% or $8,216,000 to a total of $22,399,000 compared with $14,183,000 for the six months ended June 30, 2003. On a per share basis FFO per diluted share increased 23.1% or $0.21 to $1.12 in 2004 compared with $0.91 in 2003. Excluding the one time, non-cash charge of $0.19 taken in the second quarter last year, FFO increased 1.8% or $0.02 for the six months. Total revenues increased 19.1% or $9,841,000, to a total of $61,435,000, compared with $51,594,000 in 2003. Income from continuing operations increased $5,572,000, to a total of $8,088,000, compared with $2,516,000 in 2003. On a diluted earnings per share basis, income from continuing operations increased from $0.11 in 2003 to $0.39 in 2004.

“We are pleased with our financial results and the execution of our business plan during the quarter” said Dennis Gershenson, President and Chief Executive Officer of Ramco-Gershenson Properties Trust. “We commenced the construction of our second development project this year, started three new redevelopment projects and have a number of acquisitions in the final stages of due diligence. We are optimistic about the balance of 2004 as we bring additional acquisitions and developments on-line and continue our redevelopment program to maximize the value of existing assets.”

Operating Highlights

Development

In June, construction of the Company’s 400,000 square foot Gaines Marketplace, in Gaines Township, Michigan (a suburb of Grand Rapids) began. The development is part of a consolidated joint venture. When complete, the 400,000 square foot shopping center will be anchored by a 124,000 square foot Target department store and a 208,000 square foot Meijer Superstore, a combination grocery and general merchandise retailer. The Company is currently in negotiations with a number of national mid-box destination users who are interested in locating at the site. Gaines Marketplace follows the announcement of another new development, Beacon Square, also located on the western side of the State of Michigan.

Asset Management

During the quarter, the Company commenced the redevelopment of three shopping centers. At its Northwest Crossing shopping center in Knoxville, Tennessee, Wal-Mart is expanding their existing store from 139,000 square feet to a 208,000 square foot supercenter. In addition, the Company is adding a 31,000 square foot Ross Dress for Less in the location previously occupied by an Ingles supermarket. Northwest Crossing is the second Wal-Mart supercenter expansion announced by the Company this year. Also announced this quarter, is the redevelopment of Cox Creek Plaza in Florence, Alabama. The Company has sold two parcels of land to Home Depot, U.S.A. Inc. consisting of a 2.7 acre parcel of the shopping center and a 3.5 acre parcel adjacent to the center. The Company retained the majority of the center consisting of 100,500 square feet, which is fully occupied. The Company also entered an agreement to expand the Kroger Supermarket to 68,000 square feet at its recently acquired Livonia Plaza shopping center in Livonia, Michigan. Parking lot improvements and lighting upgrades will accompany the expansion and renovation of the supermarket. The entire project will be completed by the Spring of 2005.

Leasing/Same Center Operating Results

In the second quarter, the Company opened 23 new non-anchor stores, at an average base rent of $11.39 per square foot. The Company also renewed 11 non-anchor leases at an average increase of 15.0% over prior rental rates. For the shopping centers owned and operated by the Company in their entirety for the three months ended June 30, 2003 through June 30, 2004, same center net operating income increased 6.9%, excluding the one time, non-cash write-off of the Kmart straight line rent receivable taken in the second quarter of last year.

Financing Activities, Market Capitalization and Debt

In April, we entered into two fixed rate mortgage loans amounting to $34.7 million secured by two properties, Auburn Mile and Crossroads Centre. The mortgages bear interest at 5.4% and are due May, 2014.

The Company completed a public offering of 1.9 million shares of 7.95% Series C Cumulative Convertible Preferred Shares, which includes the over-allotment of 134,000 shares that closed on July 1, 2004. The net proceeds of approximately $52.1 million were initially used to pay down outstanding balances under its secured revolving credit facilities and invest in short term investments, which will be subsequently utilized to fund future acquisitions and development projects as well as expand or renovate existing shopping centers.

Total capitalization as of June 30, 2004 was approximately $1.0 billion. Total debt for the quarter was $476.0 million with an average interest rate of 6.6% and an average maturity of 58 months. Debt to market capitalization at the end of the quarter was 46.2%.

Dividend

On July 1, 2004, the Company paid a second quarter common share cash dividend of $0.42 per share to its shareholders of record on June 20, 2004, based on an annual dividend of $1.68 per share and paid a second quarter dividend of $.5938 per Series B cumulative redeemable preferred share for the period April 1, 2004 through June 30, 2004. The company also paid a dividend of $.16993125 per Series C cumulative convertible preferred share to its shareholders of record as of June 20, 2004, for the period beginning on (but excluding) the date of issuance of such shares, June 2, 2004 through June 30, 2004.

Guidance and Conference Call Information

As announced previously, the Company expects FFO and earnings per diluted common share for 2004 will be between $2.30 and $2.33 and $1.01 and $1.04, respectively. The Company is projecting 2005 FFO to be between $2.39 and $2.44 and earnings per diluted common share to be between $1.17 and $1.23.

RPT will host a live broadcast of its 2nd Quarter conference call on July 22, 2004 at 9:00 a.m. eastern time, to discuss its financial results and 2004 and 2005 guidance. The live broadcast will be available online at www.rgpt.com and www.streetevents.com and also by telephone at (800) 539-5010 (no pass code needed). A replay will be available shortly after the call on the aforementioned websites (for ninety days) or by telephone at (800) 642-1687, pass code 8447210 (for one week).

Ramco-Gershenson Properties Trust has a portfolio of 65 shopping centers totaling approximately 13.7 million square feet of gross leasable area, consisting of 64 community centers, of which eleven are power centers and two are single tenant properties, as well as one enclosed regional mall. The Company’s centers are located in Michigan, Ohio, Indiana, Wisconsin, New Jersey, Maryland, Virginia, North Carolina, South Carolina, Tennessee, Georgia, Alabama and Florida. Headquartered in Southfield, Michigan, the Company is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) which owns, develops, acquires, manages and leases community shopping centers, regional malls and single tenant retail properties, nationally.

This press release contains forward-looking statements with respect to the operation of certain of the Trust’s properties. Management of Ramco-Gershenson believes the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include general economic conditions, the strength of key industries in the cities in which the Trust’s properties are located, the performance of the Trust’s tenants at the Trust’s properties and elsewhere, and other factors discussed in the Trust’s reports filed with the Securities and Exchange Commission.

Ramco-Gershenson Properties Trust
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	6/30/04	6/30/03	6/30/04	6/30/03
REVENUES
Minimum rents	$21,837	$17,756	$43,143	$35,120
Percentage rents	33	115	483	756
Recoveries from tenants	7,734	6,652	16,460	14,326
Fees and management income	146	466	613	674
Other income	512	239	736	718

Total Revenues	30,262	25,228	61,435	51,594

EXPENSES
Real estate taxes	3,968	3,384	7,839	6,665
Recoverable operating expenses	4,200	3,934	9,314	8,209
Depreciation and amortization	6,521	5,579	12,890	10,664
Other operating	406	3,271	764	3,654
General and administrative	2,736	2,155	5,112	4,376
Interest expense	8,041	7,118	15,796	14,458

Total Expenses	25,872	25,441	51,715	48,026

Operating income (loss)	4,390	(213)	9,720	3,568
Earnings from unconsolidated entities	18	58	87	140

Income (loss) from continuing operations before loss on sale of real estate and minority interest	4,408	(155)	9,807	3,708
Loss on sale of real estate	(284)	(527)	(284)	(527)
Minority interest	(630)	111	(1,435)	(665)

Income (loss) from continuing operations	3,494	(571)	8,088	2,516
Income from discontinued operations, net of minority interest	—	53	15	117

Net income (loss)	3,494	(518)	8,103	2,633
Preferred stock dividends	(892)	(594)	(1,486)	(1,188)

Net income (loss) available to common shareholders	$2,602	$(1,112)	$6,617	$1,445

Basic earnings per share:
Income from continuing operations	$0.15	$(0.09)	$0.39	$0.11
Income from discontinued operations	—	—	—	0.01

Net income available to common shareholders	$0.15	$(0.09)	$0.39	$0.12

Diluted earnings per share:
Income from continuing operations	$0.15	$(0.09)	$0.39	$0.10
Income from discontinued operations	—	—	—	0.01

Net income available to common shareholders	$0.15	$(0.09)	$0.39	$0.11

Weighted average shares outstanding:
Basic	16,821	12,709	16,810	12,494

Diluted	16,999	12,889	17,016	12,655

Ramco-Gershenson Properties Trust
Calculation of Funds from Operations(1)
(In thousands, except per share data)
(Unaudited)

	Three	Three	Six	Six
	Months	Months	Months	Months
	Ended	Ended	Ended	Ended
	6/30/04	6/30/03	6/30/04	6/30/03
Net income (loss) available to common shareholders	$2,602	$(1,112)	$6,617	$1,445
Add:
Depreciation and amortization expense	6,542	5,582	12,942	10,680
Loss on sale of real estate	1,403	1,367	1,403	1,367
Minority interest in partnership:
Continuing operations	630	(111)	1,435	665
Discontinued operations	—	10	2	26

Funds from Operations-basic and diluted	$11,177	$5,736	$22,399	$14,183

Funds from Operations per share:
Basic	$0.57	$0.37	$1.13	$0.92

Diluted	$0.56	$0.36	$1.12	$0.91

Basic weighted average shares outstanding(2)	19,751	15,640	19,739	15,425

Diluted weighted average shares outstanding(2)	19,928	15,820	19,945	15,586

Ramco-Gershenson Properties Trust
Consolidated Balance Sheets
(In thousands)

	June 30,
	2004	December 31, 2003
ASSETS	(Unaudited)
Investment in real estate, net	$775,419	$736,753
Cash and cash equivalents	41,651	19,883
Accounts receivable, net	30,220	30,578
Equity investments in unconsolidated entities	7,502	9,091
Other assets, net	36,864	30,674

Total Assets	$891,656	$826,979

LIABILITIES AND SHAREHOLDERS’ EQUITY
Mortgages and notes payable	$475,988	$454,358
Distributions payable	9,188	10,486
Accounts payable and accrued expenses	26,319	23,463

Total Liabilities	511,495	488,307
Minority Interest	42,404	42,978
Shareholders’ Equity	337,757	295,694

Total Liabilities and Shareholders’ Equity	$891,656	$826,979

(1)	Management considers funds from operations, also known as “FFO,” an appropriate supplemental measure of the financial performance of an equity REIT. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America (“GAAP”), gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. FFO should not be considered an alternative to GAAP net income as an indication of our performance. We consider FFO as a useful measure for reviewing our comparative operating and financial performance between periods or to compare our performance to different REITs. However, our computation of FFO may differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies.

(2)	Basic weighted average shares outstanding represents the weighted average total shares outstanding, which includes common shares and assumes the redemption of all Operating Partnership Units for common shares. Diluted weighted average shares outstanding represents the basic weighted average common shares outstanding and the dilutive impact of in-the-money stock options.

For more information on Ramco-Gershenson Properties Trust visit the Company’s
Website at: www.rgpt.com

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